Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA REPORTS STRONG SECOND QUARTER 2008 RESULTS

— Favorable Banana Pricing and Cost Savings Continue To More Than Offset Higher Costs —

— Company Continues to Expect Full Year 2008 to be a Strong Improvement Versus Year Ago —

CINCINNATI – July 31, 2008 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the second quarter 2008. For continuing operations, the company reported net sales of $1 billion, up 6 percent year-over-year and income of $59 million, or $1.31 per diluted share, compared to $5 million, or $0.12 per diluted share in the year-ago period. Including the results of discontinued operations, the company reported income of $62 million or $1.37 per diluted share. The 2008 quarter includes other income, net of tax, of $6 million, or $0.13 per diluted share, from the resolution of a claim related to a non-income tax refund, and the 2007 quarter included a charge of $3 million, or ($0.07) per diluted share, related to the settlement of U.S. antitrust litigation.

“I am very pleased with our strong second quarter results, which mark our best quarterly performance in three years,” said Fernando Aguirre, chairman and chief executive officer. “Our ability to deliver year-on-year improvements, despite unprecedented cost increases, is a testament to the strength of our business, the diversity of our product portfolio, and our strategy to drive profitable growth. We are particularly satisfied that our pricing discipline and focus on profitability has improved the performance and momentum of our banana segment for the fourth consecutive quarter. We are disappointed, however, with the current performance of our salad operations, and we are focused on executing plans to improve our salad margins over time.”

Mr. Aguirre concluded, “While quarter-to-quarter volatility is typical due to the seasonality of our industry, we continue to expect to achieve significantly better operating results for the full year. We remain focused on aggressively improving profitability and prudently investing in the launch of innovative products to become the global leader in healthy, fresh foods.”

All financial results in this press release are for continuing operations only unless otherwise stated. As previously announced, since the company reached a definitive agreement for the sale of its subsidiary Atlanta AG, its financial statements now present Atlanta AG as a discontinued operation. Additional comparable historical information for the most recent six quarters and the full year ended December 31, 2007 is provided in Exhibit H.

2008 SECOND QUARTER SUMMARY

($ millions)	Q2 2008	Q2 2007	YTD 2008	YTD 2007
Net Sales	$994.6	$934.0	$1,930.1	$1,839.2
Operating Income	$72.4	$30.8	$129.2	$48.8
Income from continuing operations[1]	$59.5	$5.4	$91.9	$2.7
Income from discontinued operations	$2.6	$3.2	$1.9	$2.5

Net Income[1]	$62.1	$8.6	$93.8	$5.2
Operating Cash Flow	$121.4	$76.8	$108.8	$62.7
Total Debt	$873.7	$844.7
Cash	$202.7	$159.8

[1]

Includes in the second quarter 2008 other income, net of tax, of $6 million, or $0.13 per diluted share, from the resolution of a claim related to a non-income tax refund, and a charge in the year-ago period of $3 million, or ($0.07) per diluted share, related to the settlement of U.S. antitrust litigation.

•

Net Sales: Quarterly sales rose primarily due to higher banana pricing and a favorable euro exchange rate, offset by lower banana volumes principally reflecting industry-wide constraints on volume availability.

•

Operating Income: Quarterly operating income improved year-over-year due to higher banana pricing in each of the company’s markets, strengthening of the euro and savings from the company’s business restructuring. Higher banana pricing in core European and Trading markets continued to be attributable to constrained supply during the quarter as well as the company’s strategy to maintain and favor its premium product quality and price differentiation rather than market share. In the North American market, higher banana pricing was attributable to increases in base contract prices, the company’s fuel-related surcharge and the continuation of a surcharge to mitigate the higher costs due to constrained industry-wide volume availability. The positive banana results were partially offset by weakness in value-added salads and increased investment in innovation. For second quarter net sales and operating income information by segment, see Exhibit A.

•

Operating cash flow: Operating cash flow was $121 million for the second quarter of 2008 compared to $77 million for the second quarter of 2007. The increase resulted primarily from improvements in operating income.

•

Total debt: The company’s total debt at June 30, 2008 was $874 million, up $29 million from a year ago, principally due to the company’s issuance of $200 million of convertible notes in February 2008. At June 30, 2008, the company’s debt-to-capital ratio was 45 percent, as compared to the company’s long-term target debt-to-capital ratio of 40 percent. See Exhibit F for a detailed debt schedule.

UPDATE ON SALE OF ATLANTA AG

On May 13, 2008, the company entered a definitive agreement to sell its wholly-owned German distribution business, Atlanta AG, to UNIVEG Fruit and Vegetables BV (“UNIVEG”) for approximately $85 million in proceeds plus working capital and net debt adjustments. The sale proceeds will be used primarily for debt reduction. The transaction will enable the company to increase its focus on providing branded, healthy, fresh foods to consumers worldwide, while ensuring continued reliable, high-quality ripening and distribution services of Chiquita bananas in the German, Austrian and Danish markets. The Atlanta AG sale is expected to be completed during the third quarter, after the completion of a normal review by EU competition authorities.

As the company previously announced, it determined that Atlanta AG’s commodity distribution business was no longer a strong fit with Chiquita’s long-term strategy to drive profitable growth. Although Atlanta AG represented $1.2 billion in revenues from non-Chiquita products in 2007, its results have not been significant to Chiquita’s annual operating income in recent periods. Chiquita anticipates that the sale and related entry into a long-term banana ripening and distribution services agreement with UNIVEG will result in a gain as well as a one-time tax benefit. The company also anticipates that the sale and related use of proceeds will be accretive to future earnings. For comparison purposes, the company has provided in Exhibit H certain historical financial information reflecting Atlanta AG as a discontinued operation for the most recent six quarters and the full year ended December 31, 2007.

OUTLOOK

The company continues to expect it will generate significant improvement in sales and operating income from continuing operations for the full-year 2008, compared to the full-year 2007. This is primarily due to contract and market price increases and the benefits of the company’s restructuring, which are more than offsetting increases in industry and other product supply costs. The company’s estimates for higher industry and other product supply costs remain the same as provided in the company’s mid-quarter update in June. As previously announced, the company continues to expect the balance of 2008 to follow normal seasonal trends, including a loss in the third quarter roughly in line with the loss incurred in the third quarter of 2007. The following chart summarizes management’s estimates, based on current trends and market prices, of the impact of certain items on the company’s results for 2008.

($ millions)	Q1 2008 Actual	Q2 2008 Actual	Full-Year 2008 Estimate
Higher Costs:
Higher Industry Costs [1]	$50	$42	$195-210
Other Higher Product Supply Costs[2]	$29	$33	$75-85

Sub total	$79	$75	$270-295

Pricing, Cost Reductions and Other Benefits:
Pricing and Exchange Gains[3]	$92	$104	¿
Gross Cost Savings	$10	$11	$30
2007 Business Restructuring Savings	$18	$19	$65-80
Fuel Hedging Gains[4]	$7	$8	$35

Sub total	$127	$142	¿

Net Benefit	$48	$67	¿

Capital Expenditures	$12	$9	$55-65
Depreciation & Amortization	$19	$19	$70-75
Gross Interest Expense[5]	$17	$17	$67-72
Net Interest Expense[5]	$16	$15	$57-62
Euro Hedging Costs[6]	$5	$6	$16

[1]	Represents year-over-year increases for items such as purchased fruit, raw products, fertilizers, bunker fuel, ship charters, paper and resins.

[2]	Represents year-over-year increases for items such as labor and materials in banana production and salad manufacturing, discharging and other logistic costs.

[3]	Pricing variance includes year-over-year improvement in the company’s banana and salad markets, as well as euro exchange benefits.

[4]	Includes year-over-year variance in the company’s fuel hedging program based on the 2008 fuel swap portfolio and market forward rates as of July 30, 2008.

[5]

Assumes an average LIBOR rate of 2.9 percent. Excludes $9 million of expenses for the write-off of deferred financing fees related to the refinancing of the company’s credit facility in the first quarter 2008.

[6]

Based on market forward rates as of July 30, 2008 in relation to the company’s 2008 hedging portfolio, which includes euro put options at average strike rates of $1.40 and sold call options at average strike rates of $1.56 per euro through December 2008.

CONFERENCE CALL

A conference call to discuss second quarter 2008 results will begin at 4:30 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-888-224-1164 in the United States and +913-312-0974 from international locations. A webcast and audio replay of the call at www.chiquita.com will be available until August 14, 2008. To access the phone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 2041881. A transcript of the call will be posted as soon as possible after July 31 and will be available from the company’s web site for 12 months.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4 billion from continuing operations, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 23,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as food safety, prices for commodity and other inputs, currency exchange rate fluctuations, government regulations, industry and competitive conditions, labor relations, taxes, crop risks, political instability and terrorism; changes in the competitive environment following the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; access to and cost of financing; the company’s ability to achieve the cost savings and other benefits anticipated from the 2007 restructuring; product recalls and other events affecting the industry and consumer confidence in company products; the company’s ability to consummate the pending sale of Atlanta AG; and the outcome of pending claims and governmental investigations involving the company, and the legal fees and other costs incurred in connection with them.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

SECOND QUARTER DETAILED SEGMENT INFORMATION

(All comparisons below are to the second quarter 2007, unless otherwise specified.)

The company reports the following three business segments, which have been modified to move the company’s Just Fruit in a Bottle product to Salads and Healthy Snacks from Other Produce, and to present the operations of Atlanta AG as discontinued:

•	Bananas: This segment includes the sourcing (purchase and production), transportation, marketing and distribution of bananas.

•

Salads and Healthy Snacks: This segment includes value-added salads, as well as fresh vegetable and fruit ingredients used in foodservice, processed fruit ingredient products, and healthy snacking operations, including the company’s European smoothie product, Just Fruit in a Bottle.

•	Other Produce: This segment includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas.

The company does not allocate certain corporate expenses to the reportable segments. These expenses are included in “Corporate.”

Prior-period figures have been reclassified to reflect these changes. See Exhibit G for the revised presentation of segment results for the most recent six quarters and the full year ended December 31, 2007 for the reclassification of Just Fruit in a Bottle, and Exhibit H for additional comparable financial information for the most recent six quarters and the full year ended December 31, 2007 to present the operations of Atlanta AG as discontinued.

Bananas

Net sales for the segment increased 17 percent to $563 million. Segment operating income was $89 million, compared to $43 million in the year-ago period.

Banana segment operating results improved due to:

•

$49 million from improved revenue in North America due to increases in base contract prices, increases in fuel-related surcharges and cost recovery from the implementation of a surcharge designed to mitigate the impact of increased costs from constrained industry-wide volume availability.

•	$29 million benefit from the impact of stronger European currency exchange rates (outlined in Exhibit E).

•

$14 million from improved local banana pricing in core European markets attributable to constrained volume supply and the company’s strategy to maintain and favor its premium product quality and price differentiation rather than market share.

•	$8 million of higher fuel hedging gains, partly offsetting higher industry costs.

•	$5 million from improved pricing in Trading markets, attributable to constrained volume availability.

These improvements were partially offset during the quarter by:

•	$32 million of industry cost increases for purchased fruit, fertilizers, bunker fuel, paper and ship charters.

•	$16 million of higher production costs from owned banana production, discharging and inland transportation, net of $4 million from cost-savings programs other than restructuring.

•	$8 million from lower volume, primarily in the company’s core European markets.

Salads and Healthy Snacks

Net sales increased 4 percent to $350 million. Operating loss was $6 million, compared to operating income of $10 million in the year-ago period.

Salads and Healthy Snacks segment operating results were adversely affected by:

•	$10 million of higher industry costs due to increases in fuel and raw product costs in North American salad operations.

•

$6 million of increased production and transportation costs primarily related to temporary network inefficiencies during the process of consolidating processing and distribution centers, net of $7 million of cost savings in North American salad operations.

•	$5 million of incremental investment during the quarter in the continued successful geographic expansion of the Just Fruit in a Bottle line of products, which is now in six countries in Europe.

•	$5 million of higher costs driven by product mix, including the expansion of single-serve Gourmet Café salads and growth in more value-added Healthy Snacking products.

•	$2 million of excess sourcing costs associated with the industry-wide FDA recall of tomatoes.

These adverse items were partially offset during the quarter by:

•	$7 million due to higher pricing in retail value-added salads including improved mix, increased fuel surcharge revenues to offset higher costs, and improved trade spending management.

•	$2 million of E. coli research funding in 2007, which did not repeat.

•	$2 million of lower selling, general and administrative expenses in North America salad operations as a result of the 2007 restructuring.

Other Produce

Net sales decreased 30 percent to $82 million due to the elimination of third-party sales in Chile and lower-margin sales of Mexican vegetables. The quarterly operating income was $5 million in 2008, compared to break-even in the year-ago period. The increase in operating performance was driven by the exit of the Chilean operations in 2007 and improved performance of non-banana whole fresh fruit in North America and Europe.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited - in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$994.6	$934.0	$1,930.1	$1,839.2

Operating expenses
Cost of sales	808.6	787.6	1,588.3	1,568.8
Selling, general and administrative	99.9	97.0	180.3	184.9
Depreciation	16.8	19.1	33.5	37.1
Amortization	2.5	2.5	4.9	4.9
Equity in earnings of investees	(5.6)	(3.0)	(6.1)	(5.3)

	922.2	903.2	1,800.9	1,790.4

Operating income	72.4	30.8	129.2	48.8

Interest income	1.8	2.6	3.1	4.9
Interest expense	(17.1)	(23.7)	(43.3)	(46.7)
Other income[1]	8.6	—	8.6	—

Income from continuing operations before taxes	65.7	9.7	97.6	7.0
Income taxes[2]	(6.2)	(4.3)	(5.7)	(4.3)

Income from continuing operations	59.5	5.4	91.9	2.7
Income from discontinued operations[3]	2.6	3.2	1.9	2.5

Net Income	$62.1	$8.6	93.8	5.2

Basic earnings per share
Continuing operations	$1.37	$0.12	$2.13	$0.06
Discontinued operations	0.06	0.08	0.04	0.06

	1.43	0.20	2.17	0.12
Diluted earnings per share[4]
Continuing operations	1.31	0.12	2.06	0.06
Discontinued operations	0.06	0.08	0.04	0.06

	1.37	0.20	2.10	0.12
Shares used to calculate basic earnings per share	43.5	42.5	43.2	42.4
Shares used to calculate diluted earnings per share[4]	45.3	43.2	44.8	42.8

[1]	Other income includes the resolution of a claim related to a non-income tax refund. An offsetting $3 million of related expense is included in “Income taxes.”

[2]

Income taxes included benefits of $1 million and $6 million for the quarter and six months ended June 30, 2008, and zero and $4 million for the quarter and six months ended June 30, 2007, due to the resolution of tax contingencies in various jurisdictions.

[3]	Discontinued operation includes Atlanta AG and related operations.

[4]

Includes the dilutive effect of outstanding warrants and stock options based on the treasury stock method, and the dilutive effect of restricted stock awards. In the second quarter of 2008, the 4.25% convertible senior notes due 2016 did not have a dilutive effect, because the average trading price of the common shares was below the initial conversion price of $22.45 per share.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – SECOND QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2007
	2008	2007
Net sales by segment
Bananas	$562.7	$480.4	17.1%
Salads and Healthy Snacks	350.4	337.0	4.0%
Other Produce	81.5	116.6	(30.1)%

Total net sales	994.6	934.0	6.5%

Segment operating income (loss)
Bananas	$89.0	$43.3	105.5%
Salads and Healthy Snacks	(5.9)	10.0	N/A
Other Produce	4.5	0.0	N/A
Corporate	(15.2)	(22.5)	32.4%

Total operating income	72.4	30.8	135.1%

Operating margin by segment
Bananas	15.8%	9.0%	6.8 pts
Salads and Healthy Snacks	(1.7)%	3.0%	(4.7) pts
Other Produce	5.5%	0.0%	5.5 pts

SG&A as a percent of sales	10.0%	10.4%	0.4 pts

Company banana sales volume (40 lb. boxes)
North America[1]	16.1	16.0	0.6%
European Core Markets[2]	12.7	13.8	(8.0)%
Asia and the Middle East[3]	6.1	4.5	35.6%
Trading Markets[4]	1.4	2.6	(46.2)%

Total	36.3	36.9	(1.6)%

Fresh Express retail value-added salad sales volume (12-count cases)	17.4	17.4	0.0%

Euro average exchange rate, spot (dollars per euro)	$1.56	$1.35	15.6%

Euro average exchange rate, hedged (dollars per euro)	$1.52	$1.30	16.9%

[1]	Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.

[2]	The company’s “core” European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

[3]	The company primarily operates through joint ventures in this region.

[4]	The company’s trading markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit C (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – SIX MONTHS

(Unaudited - in millions, except for percentages and exchange rates)

	Six Months Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2007
	2008	2007
Net sales by segment
Bananas	$1,090.8	$960.4	13.6%
Salads and Healthy Snacks	685.3	631.4	8.5%
Other Produce	154.0	247.4	(37.8)%

Total net sales	1,930.1	1,839.2	4.9%

Segment operating income (loss)
Bananas	$149.8	$75.8	97.6%
Salads and Healthy Snacks	(2.2)	8.1	N/A
Other Produce	7.9	(0.3)	N/A
Corporate	(26.3)	(34.8)	24.4%

Total operating income	129.2	48.8	164.8%

Operating margin by segment
Bananas	13.7%	7.9%	5.8 pts
Salads and Healthy Snacks	(0.3)%	1.3%	(1.6) pts
Other Produce	5.1%	(0.1)%	5.2 pts

SG&A as a percent of sales	9.3%	10.1%	0.8 pts

Company banana sales volume (40 lb. boxes)
North America[1]	31.3	31.4	(0.3)%
European Core Markets[2]	25.2	28.4	(11.3)%
Asia and the Middle East[3]	11.0	9.2	19.6%
Trading Markets[4]	2.6	4.7	(44.7)%

Total	70.1	73.7	(4.9)%

Fresh Express retail value-added salad sales volume (12-count cases)	34.2	33.6	1.8%

Euro average exchange rate, spot (dollars per euro)	$1.53	$1.33	15.0%

Euro average exchange rate, hedged (dollars per euro)	$1.49	$1.29	15.5%

[1]	Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.

[2]	The company’s “core” European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

[3]	The company primarily operates through joint ventures in this region.

[4]	The company’s trading markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit D:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Pricing		Volume
Region	Q2	YTD	Q2	YTD
North America[1]	35%	27%	1%	0%
European Core Markets[2]
U.S. Dollar basis[3]	23%	25%	(8)%	(11)%
Local Currency	6%	9%
Asia and the Middle East[4]
U.S. Dollar basis	15%	13%	36%	20%
Trading Markets
U.S. Dollar basis	26%	33%	(46)%	(45)%

[1]	Pricing includes fuel-related and other surcharges. Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.

[2]	The company’s “core” European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

[3]	Prices on a U.S. dollar basis do not include the impact of hedging.

[4]	The company primarily operates through joint ventures in this region.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Net Revenue Per Case		Volume
Region	Q2	YTD	Q2	YTD
North America[1]	4%	3%	0%	2%

[1]	Net revenue per case includes fuel-related surcharges.

Exhibit E:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited - in millions)

Currency Impact (Euro/Dollar)	Q2	YTD
Revenue	$41	$79
Local Costs	(13)	(24)
Hedging[1]	1	2
Balance Sheet Translation[2]	-	1

Net European currency impact	$29	$58

[1]	Hedging costs in the second quarter 2008 were $6 million compared to $7 million in the second quarter 2007. Hedging costs for YTD 2008 were $11 million compared to $13 million for YTD 2007.

[2]	Balance sheet translation was zero for the second quarter 2008 and a gain of $1 million YTD 2008. Balance sheet translation was zero for the second quarter and YTD 2007.

Exhibit F:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – SECOND QUARTER 2008

(Unaudited - in millions)

	Mar. 31, 2008	Additions	Payments, Other Reductions	June 30, 2008
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	225.0	—	—	225.0
4.25% Convertible Senior Notes	200.0	—	—	200.0
Subsidiaries
Term Loans	200.0	—	(2.5)	197.5
Revolving Credit Facilities	—	—	—	—
Other	1.5	—	(0.3)	1.2

Total Debt[1]	$876.5	—	$(2.8)	$873.7

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – YEAR-TO-DATE 2008

(Unaudited - in millions)

	Dec. 31, 2007	Additions	Payments, Other Reductions	June 30, 2008
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	225.0	—	—	225.0
4.25% Convertible Senior Notes[2]	—	200.0	—	200.0
Subsidiaries
Term Loans[3]	325.7	200.0	(328.2)	197.5
Revolving Credit Facilities[3]	—	57.0	(57.0)	—
Other	2.5	—	(1.3)	1.2

Total Debt[1]	$803.2	$457.0	$(386.5)	$873.7

[1]	Excludes discontinued operations.

[2]

In February 2008, the company issued $200 million in principal amount of 4.25% convertible senior notes. Net proceeds of $193.7 million were used to repay a portion of the outstanding amounts under Term Loan C of the company’s prior credit facility.

[3]

In March 2008, the company completed the refinancing of its credit facility, comprised of a new $150 million revolving credit facility and a $200 million term loan. Net proceeds of $193.2 million from the new term loan were used to repay the entire outstanding balance on the company’s prior revolving credit facility and the remaining portion of Term Loan C, and $13.7 million was retained by the company.

Exhibit G:

CHIQUITA BRANDS INTERNATIONAL, INC.

SEGMENT OPERATING STATISTICS

RECLASSIFIED – 2007 and H1 2008

(Unaudited - in millions)

	For the Quarter Ended						Full Year
	2008		2007
	Mar. 31	Jun. 30	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31
Net sales by segment
Bananas[1]	$528.1	$562.7	$480.0	$480.4	$417.5	$455.4	$1,833.3
Salads and Healthy Snacks[2]	334.8	350.4	294.4	337.0	319.2	326.6	1,277.2
Other Produce[3]	72.5	81.5	130.8	116.6	48.5	58.4	354.3

Total net sales	935.4	994.6	905.2	934.0	785.2	840.4	3,464.8
Segment operating income
Bananas[1]	$60.8	$89.0	$32.5	$43.3	$4.2	$31.9	$111.9
Salads and Healthy Snacks[2]	3.6	(5.9)	(1.9)	10.0	6.7	(1.6)	13.2
Other Produce[3]	3.4	4.5	(0.3)	0.0	(4.9)	(0.2)	(5.4)
Corporate[4]	(11.0)	(15.2)	(12.3)	(22.5)	(13.3)	(14.1)	(62.2)
Restructuring	—	—	—	—	—	(25.9)	(25.9)

Total operating income	56.8	72.4	18.0	30.8	(7.3)	(9.9)	31.6
Operating margin by segment
Bananas[1]	11.5%	15.8%	6.8%	9.0%	1.0%	7.0%	6.1%
Salads and Healthy Snacks[2]	1.1%	(1.7)%	(0.6)%	3.0%	2.1%	(0.5)%	1.0%
Other Produce[3]	4.7%	5.5%	(0.2)%	0.0%	(10.1)%	(0.3)%	(1.5)%

[1]	Banana includes the sourcing (purchase and production), transportation, marketing and distribution of bananas.

[2]

Salads and Healthy Snacks includes value-added salads, as well as fresh vegetable and fruit ingredients used in foodservice, processed fruit ingredient products, and healthy snacking operations, including the company’s European smoothie product, Just Fruit in a Bottle.

[3]	Other Produce includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas.

[4]	Corporate includes expenses which are not allocated to the reportable segments.

Exhibit H:

As earlier disclosed, although Atlanta AG represented $1.2 billion in revenues from non-Chiquita products in 2007, its results have not been significant to Chiquita’s annual operating income in recent periods. Atlanta AG ripens and distributes bananas and other fresh produce primarily in Germany and Austria. Prior to becoming discontinued operations, Atlanta AG’s financial results were reported in the company’s Banana and Other Produce segments.

Financial Information Reflecting Atlanta AG as Discontinued Operations

(Unaudited - in millions)

	For the Quarter Ended						Full Year
	2008		2007
	Mar. 31	Jun. 30	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31
Net Sales
Banana – Continuing operations	$528.1	$562.7	$480.0	$480.4	$417.5	$455.4	$1,833.3
Banana – Discontinued operations[1]	55.8	68.6	42.8	48.1	40.3	47.4	178.6

Total Bananas	583.9	631.3	522.8	528.5	457.8	502.8	2,011.9

Salads and Healthy Snacks	334.8	350.4	294.4	337.0	319.2	326.6	1,277.2

Other Produce – Continuing operations	72.5	81.5	130.8	116.6	48.5	58.4	354.3
Other Produce – Discontinued operations[1]	279.3	326.4	244.4	273.3	235.6	266.1	1,019.4

Total Other Produce	351.8	407.9	375.2	389.9	284.1	324.5	1,373.7

Total Net Sales – Continuing operations	935.4	994.6	905.2	934.0	785.2	840.4	3,464.8
Total Net Sales – Discontinued operations[1]	335.1	395.0	287.2	321.4	275.9	313.5	1,198.0

Total Net Sales	$1,270.5	$1,389.6	$1,192.4	$1,255.4	$1,061.1	$1,153.9	$4,662.8

Operating Income
Banana – Continuing operations	$60.8	$89.0	$32.5	$43.3	$4.2	$31.9	$111.9
Banana – Discontinued operations[1]	0.3	0.5	0.9	1.1	(0.1)	0.9	2.8

Total Bananas	61.1	89.5	33.4	44.4	4.1	32.8	114.7

Salads and Healthy Snacks	3.6	(5.9)	(1.9)	10.0	6.7	(1.6)	13.2

Other Produce – Continuing operations	3.4	4.5	(0.3)	0.0	(4.9)	(0.2)	(5.4)
Other Produce – Discontinued operations[1]	(0.5)	3.0	(0.6)	2.0	(2.8)	(2.9)	(4.3)

Total Other Produce	2.9	7.5	(0.9)	2.0	(7.7)	(3.1)	(9.7)

Corporate – Continuing operations	(11.0)	(15.2)	(12.3)	(22.5)	(13.3)	(14.1)	(62.2)
Corporate – Discontinued operations[1]	0.1	(0.2)	(0.3)	0.4	0.5	0.4	1.0

Total Corporate	(10.9)	(15.4)	(12.6)	(22.1)	(12.8)	(13.7)	(61.2)

Restructuring	—	—	—	—	—	(25.9)	(25.9)

Total Operating Income – Continuing operations	56.8	72.4	18.0	30.8	(7.3)	(9.9)	31.6
Total Operating Income – Discontinued operations[1]	(0.1)	3.3	0.0	3.5	(2.4)	(1.6)	(0.5)

Total Operating Income	$56.7	$75.7	$18.0	$34.3	$(9.7)	$(11.5)	$31.1

[1]	Discontinued operations include those of Atlanta AG and related operations.

Exhibit H (continued):

Financial Information Reflecting Atlanta AG as Discontinued Operations

(Unaudited - in millions)

	For the Quarter Ended						Full Year
	2008		2007
	Mar. 31	Jun. 30	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31
Basic Earnings Per Share
Continuing operations	$0.76	$1.37	$(0.06)	$0.12	$(0.61)	$(0.59)	$(1.14)
Discontinued operations	(0.02)	0.06	(0.02)	0.08	(0.05)	(0.09)	(0.08)

Total Basic Earnings Per Share	$0.74	$1.43	$(0.08)	$0.20	$(0.66)	$(0.68)	$(1.22)

Diluted Earnings Per Share
Continuing operations	$0.74	$1.31	$(0.06)	$0.12	$(0.61)	$(0.59)	$(1.14)
Discontinued operations	(0.02)	0.06	(0.02)	0.08	(0.05)	(0.09)	(0.08)

Total Diluted Earnings Per Share	$0.72	$1.37	$(0.08)	$0.20	$(0.66)	$(0.66)	$(1.22)

Depreciation and Amortization
Continuing operations	$19.2	$19.2	$20.4	$21.6	$20.7	$19.5	$82.2
Discontinued operations[1]	1.7	1.7	1.8	1.9	1.8	1.6	7.1

Total Depreciation and Amortization	$20.9	$20.9	$22.2	$23.5	$22.5	$21.1	$89.3

Current Assets
Continuing operations	$840.0	$974.6	$767.8	$807.2	$752.4	$730.1
Discontinued operations	217.8	231.8	181.9	183.4	158.9	191.0

Total Current Assets	1,057.8	1,206.4	949.7	990.6	911.3	921.1

Current Liabilities
Continuing operations	$487.0	$522.9	$553.9	$448.9	$443.3	$470.5
Discontinued operations	174.5	174.0	158.3	152.1	137.9	152.6

Total Current Liabilities	661.5	696.9	712.2	601.0	581.2	623.1

[1]	Discontinued operations include those of Atlanta AG and related operations.